Exhibit 5

May 7, 2004

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles (“Schlumberger”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 150,000 shares of common stock, par value $.01 per share, of Schlumberger (the “Shares”) that may be issued pursuant to the Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors (the “Plan”), certain legal matters in connection with the Shares are being passed on for you by me. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

I am a member of the bars of the State of New York and of the District of Columbia, and not of any other jurisdiction. I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with the law firm of STvB, counsel qualified to practice in the Netherlands Antilles. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

In my capacity as General Counsel and Secretary of Schlumberger, I am familiar with the Deed of Incorporation and By-Laws of Schlumberger, each as amended to date, have familiarized myself with the matters discussed herein and have examined all statutes and other records, instruments and documents pertaining to Schlumberger and the matters discussed herein that I deem necessary to examine for the purpose of this opinion. I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

Based on my examination as aforesaid, I am of the opinion that, in the case of Shares originally issued by Schlumberger pursuant to the provisions of the Plan following due authorization of a particular Stock Award (as defined in the Plan) as provided in and in accordance with the Plan, the Shares issuable pursuant to such Stock Award will have been duly authorized by all necessary corporate action on the part of Schlumberger. Upon issuance of such Shares from time to time pursuant to and in accordance with the terms of the Plan and the applicable Stock Award, such shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by Schlumberger and does not cover shares of Common Stock delivered by Schlumberger out of shares reacquired by it.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Ellen Summer, Esq.

Ellen Summer, Esq.